Exhibit 99.1

FOR IMMEDIATE RELEASE

	Contacts:	Investors – Christine Everett-Zedelmayer
Phone: (858) 458-8517
Email: christine.everett@amylin.com

Media – Alice Izzo
Phone: (858) 232-9072
Email: alice.izzo@amylin.com

AMYLIN PHARMACEUTICALS REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

BYDUREON, first and only weekly treatment for type 2 diabetes, launched in the U.S.

San Diego, CA – April 26, 2012 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended March 31, 2012.

•	Total revenue for the quarter ended March 31, 2012 was $153.7 million, which included net product sales of $150.6 million.

•

Non-GAAP operating loss for the quarter ended March 31, 2012 was $30.1 million, compared to $3.1 million for the same period in 2011. The increase in non-GAAP operating loss reflects investments to support the U.S. launch of BYDUREON™ (exenatide extended-release for injectable suspension).

•	Cash, cash equivalents, short-term investments and restricted cash totaled $315.3 million at the end of the quarter.

“While still early, we have seen a positive uptake of BYDUREON in the U.S. and Europe, and are pleased with the execution of our U.S. commercial launch,” said Daniel M. Bradbury, president and chief executive officer of Amylin Pharmaceuticals. “We have also made important progress against our other corporate priorities during the quarter. The recently expanded use of BYETTA with insulin glargine in the U.S. and Europe enables patients to achieve better glycemic control, without weight gain or an increased risk of hypoglycemia. In addition, we recently completed the Biologics License Application submission to the FDA for the use of metreleptin to treat diabetes and/or hypertriglyceridemia in pediatric and adult patients with rare forms of lipodystrophy and are excited to advance this drug for patients who currently have such limited treatment options.”

Highlights of Amylin’s First Quarter and Recent Activities

•	Launched BYDUREON in the U.S., the first and only once-weekly medication approved for the treatment of type 2 diabetes.

•

Received approval from the European Commission for a new use of BYETTA® (exenatide twice-daily) as an adjunctive therapy to basal insulin, with or without metformin and/or Actos® (pioglitazone), for the treatment of type 2 diabetes in adults who have not achieved adequate glycemic control with these agents.

•	Completed an underwritten public offering of 13.5 million shares of common stock, resulting in net proceeds to Amylin of $206.9 million.

•

Completed the Biologics License Application (BLA) submission to the U.S. Food and Drug Administration (FDA) for the use of metreleptin to treat diabetes and/or hypertriglyceridemia (high levels of triglycerides in the bloodstream) in pediatric and adult patients with rare forms of lipodystrophy, a life-threatening, ultra-orphan rare disease.

Financial Results

Net product sales of $150.6 million for the quarter ended March 31, 2012 include $120.6 million for BYETTA® (exenatide) injection, $23.1 million for SYMLIN® (pramlintide acetate) injection and $6.9 million for BYDUREON. This compares to net product sales of $150.8 million, consisting of $128.0 million for BYETTA and $22.8 million for SYMLIN for the same period in 2011. There were no BYDUREON revenues during the same period in 2011 because BYDUREON was not yet approved. Revenues under collaborative agreements were $3.1 million for the quarter ended March 31, 2012, compared to $1.9 million for the same period in 2011.

Since obtaining exclusive rights to develop and commercialize exenatide in the U.S. in late 2011, the current year financial results no longer reflect the cost-sharing reimbursement for exenatide-related expenses. As a result, selling, general and administrative expenses and research and development expenses for the quarter ended March 31, 2012 increased over the quarter ended March 31, 2011.

Selling, general and administrative expenses increased to $110.3 million for the quarter ended March 31, 2012 from $64.6 million for the same period in 2011. The increase primarily reflects expenses associated with the U.S. launch of BYDUREON, including the expansion of the Company’s sales force, and the absence of cost-sharing reimbursements for exenatide-related expenses.

Research and development expenses increased to $51.2 million for the quarter ended March 31, 2012 from $41.9 million for the same period in 2011, largely due to the absence of cost-sharing reimbursements for exenatide-related expenses. The increase is offset by a reduction of research and development expense caused by the transfer of BYDUREON manufacturing costs from research and development into cost of goods sold beginning in the quarter ended March 31, 2012, the first period of U.S. commercialization of BYDUREON.

Collaborative profit sharing, which represented Eli Lilly and Company’s share of the gross margin for exenatide under the now-terminated collaboration agreement, reduced to zero for the quarter ended March 31, 2012, compared to $59.9 million for the same period in 2011. The termination of the Lilly collaboration resulted in the termination of gross margin sharing with Lilly in the U.S. effective December 1, 2011.

Interest and other expense, net, primarily includes interest expense on the Company’s debt, including the revenue sharing obligation (RSO) payable to Lilly, and increased to $44.7 million for the quarter ended March 31, 2012 from $8.2 million in the same period of 2011.

Non-GAAP operating loss was $30.1 million for the quarter ended March 31, 2012 compared to $3.1 million for the same period in 2011. Non-GAAP net loss was $34.0 million, or $0.23 per share, for the quarter ended March 31, 2012, compared to $6.6 million, or $0.05 per share, for the same period in 2011. GAAP net loss was $99.0 million, or $0.66 per share, for the quarter ended March 31, 2012, compared to GAAP net loss of $37.3 million, or $0.26 per share, for the same period in 2011.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 8:30 a.m. ET/5:30 a.m. PT. Daniel M. Bradbury, Amylin’s president and chief executive officer, will lead the call. During the call, the Company plans to provide further details underlying its first quarter 2012 financial results. A slide presentation accompanying the conference call is available through the “Investors” section of Amylin’s corporate website at www.amylin.com.

To access the webcast, please log on to http://www.amylin.com approximately 15 minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (888) 989-4344 (U.S./Canada) or (312) 470-7140 (international), participant passcode number 7994841. A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (800) 756-0205 (U.S./Canada) or (203) 369-3002 (international).

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP operating income or loss adjusted for non-cash items and other items such as restructuring charges, and the 15% payment on exenatide global sales, which is a non-GAAP financial measure. The Company believes that investors’ understanding of its progress towards its stated goal of generating sustainable positive non-GAAP operating results is enhanced by this disclosure. In addition, the Company refers to this non-GAAP financial information with its analysis of the Company’s financial performance. Additionally, Amylin reports non-GAAP net loss adjusted for non-cash items and other items such as restructuring charges, and the 15% payment on exenatide global sales, which is also a non-GAAP financial measure. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin is committed to delivering novel therapies that transform the way diabetes and other metabolic disorders are treated. Amylin is headquartered in San Diego, Calif., and has a commercial manufacturing facility in Ohio. More information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA, SYMLIN or BYDUREON, and the revenues or royalties generated from these products, may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results, may not be predictive of real world use or may not achieve desired end-points; risks that our preclinical studies may not be predictive; risks that our NDAs or BLAs for our product candidates, including the BLA mentioned in this press release, or sNDAs for label expansion requests, may not be submitted timely or receive FDA approval; risks that the launch of BYDUREON will not produce the results we expect; risks that we will not be successful in our efforts to secure an exenatide development and commercial partner outside the U.S.; risks that our expense reductions will not be as large as we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA, SYMLIN or BYDUREON. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-K. Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended March 31,
	2012	2011
Revenues:
Net product sales	$150,586	$150,839
Revenues under collaborative agreements	3,100	1,875

Total revenues	153,686	152,714
Costs and expenses:
Cost of goods sold	34,557	12,544
Selling, general and administrative	110,348	64,625
Research and development	51,236	41,915
Collaborative profit sharing	—	59,851
Restructuring	151	2,858
Loss on fair value adjustments	3,947	—
Amortization of acquired intangible assets	7,780	—

Total costs and expenses	208,019	181,793
Operating loss	(54,333)	(29,079)
Interest and other expense, net	(44,707)	(8,245)

Net loss	$(99,040)	$(37,324)

Net loss per share—basic and diluted	$(0.66)	$(0.26)

Shares used in computing net loss per share—basic and diluted	150,365	144,787

A reconciliation of reported GAAP operating loss to non-GAAP operating loss, excluding non-cash items, and GAAP net loss to non-GAAP net loss excluding non-cash items is provided in the tables that follow (in thousands, unaudited):

	Quarter ended March 31,
	2012	2011
GAAP operating loss	$(54,333)	$(29,079)
Revenue sharing obligation note payments on net exenatide sales	(19,127)	—
Stock-based compensation	9,158	7,917
Other non-cash compensation	7,698	4,238
Depreciation and amortization	24,242	12,888
Amortization of deferred revenue	(1,875)	(1,875)
Restructuring	151	2,858
Loss on fair value adjustments	3,947	—

Non-GAAP operating loss	$(30,139)	$(3,053)

	Quarter ended March 31,
	2012	2011
GAAP net loss	$(99,040)	$(37,324)
Revenue sharing obligation note payments on net exenatide sales	(19,127)	—
Stock-based compensation	9,158	7,917
Other non-cash compensation	7,698	4,238
Depreciation and amortization	24,242	12,888
Amortization of deferred revenue	(1,875)	(1,875)
Restructuring	151	2,858
Non-cash interest expense	35,606	4,717
Loss on fair value adjustments	9,197	—

Non-GAAP net loss	$(33,990)	$(6,581)

Non-GAAP net loss per share—basic and diluted	$(0.23)	$(0.05)

Shares used in computing non-GAAP net loss per share—basic and diluted	150,365	144,787

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2012	2011
Assets
Cash, cash equivalents and short-term investments	$304,626	$204,065
Restricted cash	10,673	10,519
Accounts receivable, net	52,832	45,489
Inventories, net	135,507	111,959
Other current assets	57,611	49,158
Property and equipment, net	829,707	831,162
Intangible and other assets related to economic rights reacquired or to be reacquired	593,758	601,539
Other assets	22,557	16,308

Total assets	$2,007,271	$1,870,199

Liabilities and stockholders’ equity
Current liabilities	290,206	296,017
Other liabilities, net of current portion	102,806	137,520
Revenue sharing obligation, net of current portion	947,092	924,306
Long-term debt	658,876	651,101
Stockholders’ equity (deficit)	8,291	(138,745)

Total liabilities and stockholders’ equity (deficit)	$2,007,271	$1,870,199

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